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                                  Exhibit 99.2
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                             STOCK OPTION AGREEMENT

                 FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                PURSUANT TO THE

                         COMMERCIAL FEDERAL CORPORATION
                      1996 STOCK OPTION AND INCENTIVE PLAN


        STOCK OPTION for a total of _________ shares of Common Stock, par value $.01 per share, of Commercial Federal Corporation (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to __________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Commercial Federal Corporation 1996 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

        1.      Option Price.  The option price is $_______ for each share,
                ------------
     being 100% */ of the fair market value, as determined by the Committee, of
                --
     the Common Stock on the date of grant of this Option.

        2.      Exercises of Option. This Option shall be exercisable in
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     accordance with provisions of the Plan as follows:

        (i) Schedule of rights to exercise.
            ------------------------------

                                                Percentage of Total Shares
     Years of Continuous Employment             Subject to Option Which May
     After Date of Grant of Option                     Be Exercised
     ------------------------------             ---------------------------

     Upon Grant
     1 year but less than 2 years
     2 years but less than 3 years
     3 years but less than 4 years


     -------------------------
     */ 110% in the case of an Optionee who owns shares representing more than -- 10% of the outstanding common stock of the Company on the date of grant of this Option.
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     ISO Agreement
     Page 2

     4 years but less than 5 years

     5 years or more

          (ii) Method of Exercise.  This Option shall be exercisable by a
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     written notice by the Optionee which shall:

          (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

          (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

          (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

          Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (iii)  Restrictions on exercise.  This Option may not be exercised if
                 ------------------------
     the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

          3.   Withholding.  The Optionee hereby agrees that the exercise of the
               -----------
     Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

          4.   Non-transferability of Option.  This Option may not be
               -----------------------------
     transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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ISO Agreement
Page 3


          5.  Term of Option.  This Option may not be exercisable for more than
              --------------
     ten **/ years from the date of grant of this Option, as stated below, and
         ---
     may be exercised during such term only in accordance with the Plan and the terms of this Option.


                                        COMMERCIAL FEDERAL CORPORATION
                                        1996 STOCK OPTION AND INCENTIVE PLAN
                                        COMMITTEE


                                        By
                                          -----------------------------
     -------------
     Date of Grant                      Attest:                        (Seal)
                                               ------------------------





----------------------

**/ Five years in the case of an Optionee who owns shares representing more --- than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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                      INCENTIVE STOCK OPTION EXERCISE FORM

                                PURSUANT TO THE

                         COMMERCIAL FEDERAL CORPORATION
                      1996 STOCK OPTION AND INCENTIVE PLAN



                                             -----------
                                                Date


Treasurer
Commercial Federal Corporation
2120 South 72nd Street
Omaha, Nebraska 68101

       Re:  Commercial Federal Corporation 1996 Stock Option and Incentive Plan
            -------------------------------------------------------------------


Dear Sir:

    The undersigned elects to exercise the Incentive Stock Option to purchase ________ shares, par value $.01, of Common Stock of Commercial Federal Corporation under and pursuant to a Stock Option Agreement dated ______, 199__.

    Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

                $______ of cash or check
                 ______  ____ shares of Common Stock, valued at $____ per share
                $      Total
                 ======

    The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name
    ----------------------------------------------------------------------------
Address
       -------------------------------------------------------------------------
Social Security Number
                      ----------------------------------------------------------

                              Very truly yours,

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